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SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2003

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

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Item 5. Other Information

On April 9, 2003, Avista Corporation (Avista Corp.) participated in a prehearing conference regarding certification of its agreement to resolve a pending investigation with the Federal Energy Regulatory Commission (FERC). On March 26, 2003 the FERC policy staff issued its final report on their investigation of western energy markets. In the March 26, 2003 FERC report, certain allegations were asserted against many energy companies, including Avista Corp. and Avista Energy. The specific agreement between Avista Corp. and Avista Energy and the FERC trial staff included certain issues that overlapped with issues presented in the final FERC policy staff report on western energy markets.

At the April 9, 2003 prehearing conference, Avista Corp. proposed that the decision to recommend certification of the agreement between Avista Corp., Avista Energy and the FERC staff should be delayed to further address certain issues and to allow for potential uncertainty to be removed with respect to the final resolution of the case. The FERC’s Chief Administrative Law Judge, Curtis L. Wagner, Jr. has agreed and ordered a further prehearing conference to clarify certain issues raised in the March 26, 2003 FERC policy staff report on western energy markets.

The FERC’s trial staff has until May 15, 2003 to submit supplementary information explaining its conclusions and addressing three narrowly focused issues related to the March 26, 2003 FERC policy staff report on western energy markets. A further prehearing conference is currently scheduled for May 20, 2003 to discuss certification of the agreement in resolution of the case.

Avista Corp.’s press releases disclosing these events are filed as exhibit 99(a) and 99(b) hereto.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to Avista Corp.’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at Avista Corp.’s Internet address is not part of this Current Report or any other report filed by Avista Corp. with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press release dated April 9, 2003
99(b)	Press release dated April 9, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: April 10, 2003	/s/ Gary G. Ely

Gary G. Ely Chairman of the Board, President and Chief Executive Officer